HERE FOLLOWS A PRESS RELEASE ISSUED BY CANADIAN NATIONAL IN ASSOCIATION WITH ITS PROPOSED COMBINATION WITH BURLINGTON NORTHERN SANTA FE:



               Investors are urged to read the joint proxy statement/ circular/ prospectus related to the combination filed with the Securities and Exchange Commission on Form F-4, together with any amendments to it, because it contains important information. Investors can obtain this and any other documents filed with the Securities and Exchange Commission without charge at the internet web site of the Securities and Exchange Commission (http://www.sec.gov). In addition, any documents incorporated by Canadian National by reference in the joint proxy statement/ circular/prospectus are available without charge from Canadian National, as described on
               p.3 of the joint proxy statement/ circular/ prospectus.




Canadian National Logo                 Burlington Northern Santa Fe Railway Logo



FOR IMMEDIATE RELEASE

                      CN AND BNSF PROPOSE 365-DAY SCHEDULE
               FOR U.S. REGULATORY REVIEW OF RAILROAD COMBINATION

MONTREAL and FORT WORTH, Texas, Feb. 3, 2000 -- Canadian National Railway Company (TSE: CNR; NYSE: CNI) ("CN") and Burlington Northern Santa Fe Corporation (NYSE: BNI) ("BNSF") filed a petition today with the United States Surface Transportation Board (STB) proposing a 365-day schedule for the agency's review of their proposed business combination.

The two railroads will file as soon as practicable after March 20, 2000, a joint application seeking STB approval of the rail combination.

Today's filing with the STB states that, "BNSF and CN have been talking to their customers and understand their concerns about service and competitive issues. BNSF and CN will be making proposals to resolve those issues in the near future."

The proposed schedule - substantially longer than the schedules adopted for most recent STB control proceedings - anticipates a full discussion of all issues relevant to the CN/BNSF transaction, including its cumulative and any potential "crossover" effects on the North American rail industry.

BNSF and CN announced their proposed combination through a new company, North American Railways, Inc., on Dec. 20, 1999. The combination will create a rail system stretching 50,000 route miles, serving eight Canadian provinces and 32 states in the western and central United States, and employing 67,000 people. The combined system will offer North American rail shippers greatly expanded single-line service options and gateway choices; a coordinated marketing plan; reduced transit times; enhanced reliability; unified customer service information, including easier tracking, tracing and ordering; simplified billing; greater capacity in areas subject to congestion; and improved asset utilization.

                                     -more-

Through its subsidiary, The Burlington Northern and Santa Fe Railway Company, BNSF, headquartered in Fort Worth, Texas, operates one of the largest rail networks in North America, with 33,500 route miles of track covering 28 states and two Canadian provinces.

Canadian National Railway Company spans Canada and mid-America, from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Prince Rupert, B.C., Montreal, Halifax, New Orleans, and Mobile, Ala., and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis, and Jackson, Miss., with connections to all points in North America.

This news release contains forward-looking statements regarding future events and the future performance of CN, BNSF and the combined company that involve risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, customer demand, industry competition and regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse economic conditions affecting the Companies' shippers, changes in fuel prices, and the ultimate outcome of shipper claims, environmental investigations or proceedings and other types of claims and litigations. We refer you to the documents that CN, BNSF and the combined company file from time to time with the United States Securities and Exchange Commission, such as a registration statement related to securities to be issued in connection with the proposed business combination, as well as the Companies' Form 10-K, Form 40-F, Form 10-Q, Form 8-K and Form 6-K reports, which contain additional important factors that could cause their results to differ from their current expectations and the forward-looking statements contained in this news release.

North American Railways, Inc., and CN have filed a registration statement on Form F-4/S-4 with the Securities and Exchange Commission (SEC) in connection with the securities to be issued in the combination. The registration statement has not been declared effective. This filing also includes the preliminary proxy statement for the shareholders meetings to be held for approval of the combination. Investors should read this document, and other documents filed with the SEC by BNSF, CN and North American Railways, Inc., about the combination, because they contain important information. These documents may be obtained for free at the SEC's Web site, www.sec.gov. Other filings made by BNSF on Forms 10-K, 10-Q and 8-K may be obtained for free from the BNSF Corporate Secretary's office at (817) 352-6856. Other filings made by CN on Forms 40-F and 6-K may be obtained for free from the CN Corporate Secretary's office at (514) 399-6569.

                                      # # #



Contact for CN:                                           Contact for BNSF:
Mark Hallman                                              Richard Russack
(416) 217-6390                                            (817) 352-6425